UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
(Name of Registrant as Specified In Its Charter)

AB VALUE PARTNERS, LP AB VALUE MANAGEMENT LLC ANDREW T. BERGER BRADLEY L. RADOFF MARY BRADLEY
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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AB Value Partners, LP, Bradley L. Radoff and the other participants named herein (collectively, the “AB Value-Radoff Group”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its highly-qualified director nominee at the 2022 annual meeting of stockholders of Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (the “Company”).

On the evening of August 2, 2022, the AB Value-Radoff Group issued the following statement:

AB Value-Radoff Group Reiterates Commitment to Reaching a Good Faith Settlement at Rocky Mountain Chocolate Factory

Dismayed by the Board’s Attempt to Derail a Previously Agreed Upon Settlement by Issuing an Unprecedented Press Release Instead of Engaging Privately

Honored the Board’s Request for a New Proposal Last Evening by Submitting Another Highly Qualified Female Director Candidate with Experience in Food, Franchising and Public Company Governance – Still Awaiting a Response as of 8:00 PM Eastern Today

WESTFIELD, N.J.—(BUSINESS WIRE)—AB Value Management LLC and Bradley L. Radoff (together with their affiliates, the “AB Value-Radoff Group” or “we”), who own approximately 17.6% of the outstanding shares of Rocky Mountain Chocolate Factory, Inc. (NASDAQ: RMCF) (“Rocky Mountain” or the “Company”), today issued the following statement:

“We are extremely dismayed that the Board attempted to derail an agreed upon settlement – with the Company’s largest stockholder – by issuing an unprecedented press release rather than attempt to have a private conversation with us. The Board chose to set a new standard for low-road tactics in an election contest.

We hope the Board finally begins to reflect on its obligations and shortcomings. We recently sent the Board a private communication to make it aware of concerning information pertaining to previously undisclosed matters about the past employment of the Chair of the Audit Committee. We cannot help but question if yesterday’s public missive was retaliation for us raising justified concerns about the leader of a key committee that is responsible for the Company’s financial integrity.

Despite the Board’s scorched earth tactics, we still honored its request for a ‘good faith proposal’ last night and are now awaiting a response. We put forth a new highly qualified female director candidate with corporate governance acumen, food sector expertise and franchise experience. Our new candidate – who is completely unaffiliated with our group and respective organizations – also has public company board experience and strong knowledge of the U.S. and Canadian consumer markets. Assuming the Board will add this objectively stellar candidate, we are ready to agree to the other settlement terms that our group previously accepted. In our view, it would only validate the need for sweeping change atop Rocky Mountain if the Board continues to make a mockery of shareholder democracy and rejects yet another strong female candidate.”

Contacts

Saratoga Proxy Consulting

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com

Longacre Square Partners

Greg Marose / Bela Kirpalani, 646-386-0091

gmarose@longacresquare.com / bkirpalani@longacresquare.com